EXHIBIT 12-1

                           FOSTER WHEELER CORPORATION

                STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF
              EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                                    ($000'S)
                                    UNAUDITED

                                                                      9 months
                                                                        2000
                                                                        ----
EARNINGS:
---------

Net earnings                                                          $  27,164
Taxes on income                                                          12,760
Total fixed charges                                                      72,804
Capitalized interest                                                     (4,494)
Capitalized interest amortized                                            1,812
Equity earnings of non-consolidated associated
     companies accounted for by the equity
     method, net of dividends                                            (4,765)
                                                                      ---------

                                                                      $ 105,281
                                                                      =========
FIXED CHARGES:

Interest expense (includes dividend on
     preferred security of $11,812)                                   $  59,513
Capitalized interest                                                      4,494
Imputed Interest on non-capitalized lease payment                         8,797
                                                                      ---------

                                                                      $  72,804
                                                                      =========
Ratio of Earnings to Fixed Charges                                         1.45
                                                                      =========



Note: There were no preferred shares outstanding during the period indicated and, therefore, the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for the period indicated.

This calculation does not relate to the amended and restated Revolving Credit Agreement covenants.